Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER AND

FULL YEAR 2019 RESULTS

Houston, Texas, Wednesday, February 26, 2020 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net income of $0.2 million ($0.01 diluted earnings per share) for the fourth quarter ended December 31, 2019.  Fourth quarter highlights are discussed below. For full year results please refer to the financial statements starting on page 7.

Fourth Quarter 2019 Highlights

•

Contract revenues were $199.8 million, up 101.4% from $99.2 million for the fourth quarter of 2018.  Operating income was $2.7 million for the fourth quarter of 2019 compared to operating loss of $104.8 million for the fourth quarter of 2018.

•	Net income was $0.2 million ($0.01 diluted earnings per share) for the fourth quarter of 2019 compared to net loss of $94.4 million ($3.32 diluted loss per share) for the fourth quarter of 2018.

•

The fourth quarter 2019 net income included $1.3 million ($0.04 per diluted share) of non-recurring costs and other charges. Fourth quarter 2019 adjusted net income was $1.5 million ($0.05 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income.)

•

EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $11.0 million in the fourth quarter of 2019, which compares to adjusted EBITDA of $2.5 million for the fourth quarter of 2018. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog was $572.3 million on a fourth quarter book-to-bill of 0.71x.

“Our fourth quarter was a solid finish to a year of significant progress for Orion,” stated Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer.  “We doubled  the top-line compared to the prior year fourth quarter and posted our highest revenue quarter in company history, despite the seasonal factors that affect our final months of the year.  Our strong revenue generation, along with the benefits of our Invest, Scale & Grow (ISG) initiative and improved weather patterns led to substantially improved performance year-over-year.”

“With respect to our segment performance, our concrete business generated significant year-over-year improvement facilitated by increased productivity as measured by greater cubic yard production and improved man hours per cubic yard.  Even with the impact of customer scheduling delays, marine revenues and operating profit were up sharply in the fourth quarter of 2019, driven by execution on large construction projects in backlog.  Also contributing to marine’s year-over-year growth was increased dredging work, which led to higher fleet utilization and increased absorption of fixed costs.”

“Our year-end backlog was up by 30% relative to the end of last year, reflecting our favorable end market positioning, and the high level of expansion activity in our markets.  We currently see a robust bid market and pipeline of projects that we are pursuing.  We see the Industrial end market as a particularly compelling opportunity for Orion and have been encouraged by our initial success in penetrating this space.  Additionally, over the course of 2020, we will be focused on bidding and winning select larger and longer jobs that can produce greater visibility and stronger profit potential for our operations, and we feel confident that we have the infrastructure and people in place to be successful in this regard. ”

Mr. Stauffer concluded, “We are looking forward to building on our success from the second half of 2019 throughout 2020.  Our ISG initiatives in equipment and labor management are yielding results and we plan to continue to drive operational efficiencies in 2020.  The continued progress of our operational improvement initiatives, coupled with our sizeable backlog and strong bidding environment, make us optimistic for our growth prospects for the year.  More specifically, we expect these positive dynamics to enable us to generate adjusted EBITDA in the low to mid $40 million range for the full year of 2020.”

Consolidated Results for Fourth Quarter 2019 Compared to Fourth Quarter 2018

•

Contract revenues were $199.8 million, up 101.4% as compared to $99.2 million. The increase was primarily driven by improved project execution in our marine segment and higher cubic yardage production in our concrete segment. Additionally, in 2018, the marine and concrete segments were negatively impacted by the delay of several large projects and disruptive weather patterns, respectively.

•

Gross profit was $19.1 million, as compared to a gross loss of $22.2 million. Gross profit margin was 9.6%, as compared to (22.4)%. The increase reflects improved equipment utilization in our marine segment, along with improved man hours per cubic yard placed in the concrete segment and an improvement in labor efficiency resulting from the implementation of ISG initiatives, particularly in the concrete segment. The year-over-year increase also reflects certain non-recurring charges in the fourth quarter of 2018 related to customer driven cost overruns on certain projects in the marine segment and a reserve held against disputed accounts receivable.

•	Selling, General, and Administrative expenses were $16.3 million, as compared to $13.0 million. The increase is primarily driven by ISG related expenses and professional fees.

•	Operating income was $2.7 million as compared to operating loss of $104.8 million. The operating income in the fourth quarter of 2019 reflects the aforementioned factors that improved gross profit.

•

EBITDA was $10.0 million, representing a 5.0% EBITDA margin, as compared to EBITDA of $(94.1) million, or a (94.8)% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the fourth quarter of 2019 was $11.0 million, representing a 5.5% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of December 31, 2019 was $572.3 million, which compares with backlog under contract at December 31, 2018 of $440.3 million, an increase of 30.0%.  The fourth quarter 2019 ending backlog was comprised of $340.7 million for the marine segment, and a record $231.6 million for the concrete segment. Currently, the Company has approximately $1 billion worth of bids outstanding, including approximately $154 million on which it is the apparent low bidder, or has been awarded contracts subsequent to the end of the fourth quarter of 2019, of which approximately $71 million pertains to the marine segment and approximately $83 million to the concrete segment.

“During the fourth quarter, we bid on approximately $1 billion of work and were successful on approximately $142 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 0.71 times book-to-bill ratio and a win rate of 14.6%. In the marine segment, we bid on approximately $200 million during the fourth quarter 2019 and were successful on approximately $48 million, representing a win rate of 24.0% and a book-to-bill ratio of 0.43 times. In the concrete segment we bid on approximately $773 million of work and were awarded approximately $94 million, representing a win rate of 12.2% and a book-to-bill ratio of 1.06 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2019 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, February 27, 2020. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The

Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2019, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Robert Tabb, Vice President & CFO		Fred Buonocore, CFA (212) 836-9607
(713) 852-6500		Mike Gaudreau (212) 836-9620
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Contract revenues	199,793	99,211	708,390	520,894
Costs of contract revenues	180,704	121,419	644,349	504,118
Gross profit	19,089	(22,208)	64,041	16,776
Selling, general and administrative expenses	16,335	13,034	61,012	53,197
Amortization of intangible assets	660	849	2,640	3,390
Gain from sale of assets, net	(607)	(779)	(1,804)	(3,306)
Goodwill impairment charges	—	69,483	—	69,483
Other gain from continuing operations	—	—	—	(5,448)
Operating income (loss)	2,701	(104,795)	2,193	(100,540)
Other (expense) income:
Other income	197	75	771	1,692
Interest income	36	37	353	136
Interest expense	(1,827)	(2,044)	(6,808)	(7,943)
Other expense, net	(1,594)	(1,932)	(5,684)	(6,115)
Income (loss) before income taxes	1,107	(106,727)	(3,491)	(106,655)
Income tax expense (benefit)	948	(12,311)	1,868	(12,233)
Net income (loss)	$159	$(94,416)	$(5,359)	$(94,422)

Basic income (loss) per share	$0.01	$(3.32)	$(0.18)	$(3.31)
Diluted income (loss) per share	$0.01	$(3.32)	$(0.18)	$(3.31)
Shares used to compute income (loss) per share:
Basic	29,562,635	28,448,426	29,322,054	28,518,353
Diluted	29,574,145	28,448,426	29,322,054	28,518,353

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended December 31,
	2019		2018
	Amount	Percent	Amount	Percent
	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$77,349	69.5%	$25,486	69.0%
Private sector	33,875	30.5%	11,430	31.0%
Marine segment total	$111,224	100.0%	$36,916	100.0%
Concrete segment
Public sector	$8,624	9.7%	$12,190	19.6%
Private sector	79,945	90.3%	50,105	80.4%
Concrete segment total	$88,569	100.0%	$62,295	100.0%
Total	$199,793		$99,211

Operating income (loss)
Marine segment	$2,641	2.4%	$(65,361)	(177.1)%
Concrete segment	60	0.1%	(39,434)	(63.3)%
Total	$2,701		$(104,795)

	Twelve months ended December 31,
	2019		2018
	Amount	Percent	Amount	Percent
	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$257,836	69.8%	$124,208	50.9%
Private sector	111,302	30.2%	119,675	49.1%
Marine segment total	$369,138	100.0%	$243,883	100.0%
Concrete segment
Public sector	$49,175	14.5%	$55,883	20.2%
Private sector	290,077	85.5%	221,128	79.8%
Concrete segment total	$339,252	100.0%	$277,011	100.0%
Total	$708,390		$520,894

Operating income (loss)
Marine segment	$1,057	0.3%	$(61,012)	(25.0)%
Concrete segment	1,136	0.3%	(39,528)	(14.3)%
Total	$2,193		$(100,540)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$159	$(94,416)	$(5,359)	$(94,422)
One-time charges and the tax effects:
ISG initiative	919	—	4,781	—
Severance	162	—	645	—
Unamortized debt issuance costs on debt extinguishment	—	—	399	2,164
Legal settlement	—	—	—	(5,448)
Change in cost estimates	—	22,770		22,770
Reserve on disputed accounts receivables	—	4,280	—	4,280
Goodwill impairment charges	—	69,483		69,483
Tax rate of 23% applied to one-time charges (1)	(250)	(21,044)	(1,340)	(20,328)
Total one-time charges and the tax effects	831	75,489	4,485	72,921
Federal and state tax valuation allowances	465	10,977	916	10,977
Adjusted net income (loss)	$1,455	$(7,950)	$42	$(10,524)
Adjusted EPS	$0.05	$(0.28)	$—	$(0.37)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$159	$(94,416)	$(5,359)	$(94,422)
Income tax expense (benefit)	948	(12,311)	1,868	(12,233)
Interest expense, net	1,791	2,007	6,455	7,807
Depreciation and amortization	7,065	10,665	28,407	31,799
EBITDA (1)	9,963	(94,055)	31,371	(67,049)
ISG initiative	919	—	4,781	—
Severance	162	—	645	—
Change in cost estimates	—	22,770	—	22,770
Reserve on disputed accounts receivables	—	4,280	—	4,280
Goodwill impairment charges	—	69,483	—	69,483
Legal settlement	—	—	—	(5,448)
Adjusted EBITDA(2)	$11,044	$2,478	$36,797	$24,036
Operating income (loss) margin (3)	1.4%	(85.9)%	0.4%	(18.2)%
Impact of depreciation and amortization	3.5%	8.7%	4.0%	5.8%
Impact of ISG initiative	0.5%	—%	0.7%	—%
Impact of severance	0.1%	—%	0.1%	—%
Impact of change in cost estimates	—%	18.7%	—%	4.2%
Impact of reserve on disputed accounts receivables	—%	3.5%	—%	0.8%
Impact of goodwill impairment charges	—%	57.0%	—%	12.8%
Impact of legal settlement	—%	—%	—%	(1.0)%
Adjusted EBITDA margin(2)	5.5%	2.0%	5.2%	4.4%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for the ISG  initiative, severance, change in cost estimates, reserve on disputed accounts receivable, goodwill impairment charges and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating income (loss)	2,641	(65,361)	60	(39,434)
Other income (expense), net (1)	3,214	2,251	(3,018)	(2,176)
Depreciation and amortization	4,914	7,885	2,152	2,780
EBITDA (2)	10,769	(55,225)	(806)	(38,830)
ISG initiative	781	—	138	—
Severance	126	—	36	—
Change in cost estimates	—	22,770	—	—
Reserve on disputed accounts receivable	—	4,280	—	—
Goodwill impairment charges	—	33,811	—	35,672
Adjusted EBITDA(3)	$11,676	$5,636	$(632)	$(3,158)
Operating income (loss) margin (4)	5.3%	(105.7)%	(3.3)%	(66.9)%
Impact of depreciation and amortization	4.4%	13.2%	2.4%	4.5%
Impact of ISG initiative	0.7%	—%	0.2%	—%
Impact of severance	0.1%	—%	—%	—%
Impact of change in cost estimates	—%	38.1%	—%	—%
Impact of reserve on disputed accounts receivable	—%	7.2%	—%	—%
Impact of goodwill impairment charges	—%	56.6%	—%	57.3%
Adjusted EBITDA margin (3)	10.5%	9.4%	(0.7)%	(5.1)%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating income (loss)	1,057	(61,012)	1,136	(39,528)
Other income (expense), net (1)	11,976	11,155	(11,206)	(9,463)
Depreciation and amortization	19,889	22,657	8,519	9,142
EBITDA (2)	32,922	(27,200)	(1,551)	(39,849)
ISG initiative	2,491	—	2,290	—
Severance	609	—	36	—
Change in cost estimates	—	22,770	—	—
Reserve on disputed accounts receivable	—	4,280	—	—
Goodwill impairment charges	—	33,811	—	35,672
Legal settlement	—	(5,448)	—	—
Adjusted EBITDA(3)	$36,022	$28,213	$775	$(4,177)
Operating(loss) income margin (4)	3.5%	(18.7)%	(3.0)%	(17.7)%
Impact of depreciation and amortization	5.4%	8.5%	2.5%	3.3%
Impact of ISG initiative	0.7%	—%	0.7%	—%
Impact of severance	0.2%	—%	—%	—%
Impact of change in cost estimates	—%	8.5%	—%	—%
Impact of reserve on disputed accounts receivable	—%	1.6%	—%	—%
Impact of goodwill impairment charges	—%	12.7%	—%	12.9%
Impact of legal settlement	—%	(2.0)%	—%	—%
Adjusted EBITDA margin (3)	9.8%	10.6%	0.2%	(1.5)%

(1)

Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for the ISG initiative, severance, change in cost estimates, reserve on disputed accounts receivable, goodwill impairment charges and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(5,359)	$(94,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,096	31,799
Amortization of ROU operating leases	5,177	—
Amortization of ROU finance leases	2,312	—
Unamortized debt issuance costs upon debt modification	399	2,164
Amortization of deferred debt issuance costs	453	725
Deferred income taxes	71	(13,194)
Stock-based compensation	2,753	2,238
Gain on sale of property and equipment	(1,804)	(3,306)
Goodwill impairment charges	—	69,483
Allowance for doubtful accounts	—	4,280
Other gain from continuing operations	—	(5,448)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(51,709)	10,936
Income tax receivable	(495)	(128)
Inventory	503	647
Prepaid expenses and other	131	1,671
Costs and estimated earnings in excess of billings on uncompleted contracts	(32,172)	36,789
Accounts payable	28,894	(4,584)
Accrued liabilities	1,334	(5,301)
Operating lease liabilities	(5,843)	—
Income tax payable	1,523	(256)
Billings in excess of costs and estimated earnings on uncompleted contracts	27,020	(12,162)
Net cash (used in) provided by operating activities	(716)	21,931
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,015	3,234
Purchase of property and equipment	(17,199)	(17,714)
Contributions to CSV life insurance	(721)	(260)
Proceeds from return of investment	—	94
Insurance claim proceeds related to property and equipment	2,574	1,346
Net cash used in investing activities	(13,331)	(13,300)
Cash flows from financing activities:
Borrowings from Credit Facility	63,000	39,861
Payments made on borrowings from Credit Facility	(70,210)	(48,111)
Proceeds from sale-leaseback arrangement	18,210	—
Loan costs from Credit Facility	(1,680)	(861)
Capital lease liability	—	(2,737)
Payments of finance lease liabilities	(2,906)	—
Exercise of stock options	35	2,815
Net cash provided by (used in) financing activities	6,449	(9,033)
Net change in cash, cash equivalents and restricted cash	(7,598)	(402)
Cash, cash equivalents and restricted cash at beginning of period	8,684	9,086
Cash, cash equivalents and restricted cash at end of period	$1,086	$8,684

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash flows provided by (used in) operating activities	$1,181	$27,170	$(716)	$21,931
Cash flows used in investing activities	$(3,683)	$(1,593)	$(13,331)	$(13,300)
Cash flows provided by (used in) financing activities	$2,238	$(19,487)	$6,449	$(9,033)

Capital expenditures (included in investing activities above)	$(4,164)	$(2,671)	$(17,199)	$(17,714)

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128	8,684
Restricted cash	958	—
Accounts receivable:
Trade, net of allowance of $2,600 and $4,280, respectively	116,540	77,641
Retainage	42,547	30,734
Other current	2,680	4,257
Income taxes receivable	962	467
Inventory	1,114	1,056
Costs and estimated earnings in excess of billings on uncompleted contracts	41,389	9,217
Prepaid expenses and other	5,647	5,000
Total current assets	211,965	137,056
Property and equipment, net of depreciation	132,348	148,003
Operating lease right-of-use assets, net of amortization	17,997	—
Financing lease right-of-use assets, net of amortization	7,896	—
Inventory, non-current	7,037	7,598
Intangible assets, net of amortization	12,147	14,787
Deferred income tax asset	85	—
Other non-current	5,369	5,426
Total assets	$394,844	$312,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$3,668	$2,946
Accounts payable:
Trade	70,421	42,023
Retainage	562	736
Accrued liabilities	16,966	18,840
Income taxes payable	1,523	—
Billings in excess of costs and estimated earnings on uncompleted contracts	48,781	21,761
Current portion of operating lease liabilities	5,043	—
Current portion of financing lease liabilities	2,788	—
Total current liabilities	149,752	86,306
Long-term debt, net of debt issuance costs	68,029	76,119
Operating lease liabilities	13,596	—
Financing lease liabilities	3,760	—
Other long-term liabilities	20,436	8,759
Deferred income tax liability	205	49
Interest rate swap liability	1,045	52
Total liabilities	256,823	171,285
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 30,303,395 and 29,611,989 issued; 29,592,164 and 28,900,758 outstanding at December 31, 2019 and December 31, 2018, respectively	303	296
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2018 and December 31, 2017 respectively	(6,540)	(6,540)
Other comprehensive loss	(1,045)	(52)
Additional paid-in capital	182,523	179,742
Retained loss	(37,220)	(31,861)
Total stockholders’ equity	138,021	141,585
Total liabilities and stockholders’ equity	$394,844	$312,870